                                                                   EXHIBIT 10.19


                                                                [EXECUTION COPY]



          ************************************************************



                           CIRCOR INTERNATIONAL, INC.



                          -----------------------------



                                CREDIT AGREEMENT


                          Dated as of October 18, 1999


                         ------------------------------



                             ING (U.S.) CAPITAL LLC
                                    as Agent


                                BANKBOSTON, N.A.
                              as Syndication Agent


                            FIRST UNION NATIONAL BANK
                             as Documentation Agent


          ************************************************************

                                TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                            Page


Section 1. Definitions and Accounting Matters                                  1
           1.01   Certain Defined Terms                                        1
           1.02   Accounting Terms and Determinations                         14
           1.03   Classes and Types of Loans                                  15

Section 2. Commitments, Loans, Notes and Prepayments                          15
           2.01   Loans                                                       15
           2.02   Borrowings of Loans                                         16
           2.03   Changes of Commitments                                      16
           2.04   Commitment Fee                                              16
           2.05   Lending Offices                                             17
           2.06   Several Obligations; Remedies Independent                   17
           2.07   Notes                                                       17
           2.08   Optional Prepayments and Conversions or Continuations of
                    Loans                                                     17
           2.09   Mandatory Prepayments                                       18

Section 3. Payments of Principal and Interest                                 19
           3.01   Repayment of Loans                                          19
           3.02   Interest                                                    20

Section 4. Payments; Pro Rata Treatment; Computations; Etc.                   21
           4.01   Payments                                                    21
           4.02   Pro Rata Treatment                                          21
           4.03   Computations                                                22
           4.04   Minimum Amounts                                             22
           4.05   Certain Notices                                             22
           4.06   Non-Receipt of Funds by the Agent                           23
           4.07   Sharing of Payments, Etc.                                   23

Section 5. Yield Protection, Etc.                                             24
           5.01   Additional Costs                                            24
           5.02   Limitation on Types of Loans                                26
           5.03   Illegality                                                  27
           5.04   Treatment of Affected Loans                                 27
           5.05   Compensation                                                28
           5.06   Reasonable Efforts, etc                                     28

Section 6. Guarantee                                                          29
           6.01   The Guarantee                                               29
           6.02   Obligations Unconditional                                   29

           6.03   Reinstatement                                               30
           6.04   Subrogation                                                 30
           6.05   Remedies                                                    30
           6.06   Instrument for the Payment of Money                         31
           6.07   Continuing Guarantee                                        31
           6.08   Rights of Contribution                                      31
           6.09   General Limitation on Guarantee Obligations                 31

Section 7. Conditions Precedent                                               32
           7.01   Initial Extension of Credit                                 32
           7.02   Initial and Subsequent Extensions of Credit                 34

Section 8. Representations and Warranties                                     35
           8.01   Corporate Existence                                         35
           8.02   Financial Condition                                         35
           8.03   Litigation                                                  35
           8.04   No Breach                                                   35
           8.05   Action                                                      35
           8.06   Approvals                                                   36
           8.07   Use of Credit                                               36
           8.08   ERISA                                                       36
           8.09   Taxes                                                       36
           8.10   Investment Company Act                                      36
           8.11   Public Utility Holding Company Act                          37
           8.12   Material Agreements and Liens                               37
           8.13   Environmental Matters                                       37
           8.14   Capitalization                                              39
           8.15   Subsidiaries, Etc.                                          39
           8.16   Title to Assets                                             39
           8.17   True and Complete Disclosure                                39
           8.18   Real Property                                               40
           8.19   Year 2000                                                   40

Section 9. Covenants of the Company                                           40
           9.01   Financial Statements Etc.                                   40
           9.02   Litigation                                                  42
           9.03   Existence, Etc.                                             42
           9.04   Insurance                                                   43
           9.05   Prohibition of Fundamental Changes                          43
           9.06   Limitation on Liens                                         44
           9.07   Indebtedness                                                45
           9.08   Investments                                                 46
           9.09   Dividend Payments and Other Restricted Payments             46
           9.10   Leverage Ratio                                              47
           9.11   Net Worth                                                   47
           9.12   Interest Coverage Ratio                                     47
           9.13   Fixed Charges Coverage Ratio                                47
           9.14   Capital Expenditures                                        47
           9.15   Interest Rate Protection Agreements                         47

           9.16   Lines of Business                                           47
           9.17   Transaction with Affiliates                                 47
           9.18   Use of Proceeds                                             48
           9.19   Certain Obligations Respecting Subsidiaries                 48
           9.20   Additional Subsidiary Guarantors                            48
           9.21   Modifications of Material Agreements                        48
           9.22   Post-closing Collateral                                     48

Section 10.       Events of Default                                           49

Section 11.       The Agent                                                   51
           11.01  Appointment, Powers and Immunities                          51
           11.02  Reliance by Agent                                           51
           11.03  Defaults                                                    51
           11.04  Rights as a Lender                                          52
           11.05  Indemnification                                             52
           11.06  Non-Reliance on Agent and Other Lenders                     52
           11.07  Failure to Act                                              52
           11.08  Resignation or Removal of Agent                             53
           11.09  Consents under Other Basic Documents                        53

Section 12.       Miscellaneous                                               53
           12.01  Waiver                                                      53
           12.02  Notices                                                     53
           12.03  Expenses, Etc.                                              54
           12.04  Amendments, Etc.                                            54
           12.05  Successors and Assigns                                      55
           12.06  Assignments and Participations                              55
           12.07  Survival                                                    56
           12.08  Captions                                                    56
           12.09  Counterparts                                                56
           12.10  Governing Law; Submission to Jurisdiction                   57
           12.11  Waiver of Jury Trial                                        57
           12.12  Treatment of Certain Information; Confidentiality           57

SCHEDULE I       Material Agreements, Indebtedness and Liens
SCHEDULE II      Environmental Matters
SCHEDULE III     Subsidiaries and Investments
SCHEDULE IV      Real Property
SCHEDULE V       Material Liabilities
SCHEDULE VI      Litigation
SCHEDULE VII     Capitalization
SCHEDULE VIII    Transactions with Affiliates


EXHIBIT A-1      Form of Revolving Credit Note
EXHIBIT A-2      Form of Term Loan Note
EXHIBIT B        Form of Opinion of Counsel to the Obligors
EXHIBIT C        Form of Opinion of Special New York Counsel to ING
EXHIBIT D        Form of Compliance Certificate
EXHIBIT E        Form of Confidentiality Agreement

     CREDIT AGREEMENT dated as of October 18, 1999 (this "Agreement") among
                                                          ---------
CIRCOR INTERNATIONAL, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"); each of the
                                              -------
Subsidiaries of the Company identified under the caption "SUBSIDIARY GUARANTORS"
                                                          ---------------------
on the signature pages hereto (individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors" and, together with the Company, the
                   ---------------------
"Obligors"); each of the lenders that is a signatory hereto identified under the
 --------
caption "LENDERS" on the signature pages hereto or that, pursuant to Section 12.06(b) hereof, shall become a "Lender" hereunder (individually, a "Lender"
                                 ------                              ------
and, collectively, the "Lenders"); ING BARINGS LLC, as Arranger for the Lenders
                        -------
(in such capacity, the "Arranger"); and ING (U.S.) CAPITAL LLC, as agent for the
                        --------
Lenders (in such capacity, together with its successors in such capacity, the "Agent").
 -----

     The Obligors are engaged as an integrated group in the business of designing, manufacturing and distributing valves and related products and services for use in fluid-control systems. In that connection, the Obligors have requested that the Lenders extend credit to the Company in an aggregate principal or face amount not exceeding $110,000,000 to recapitalize the Company in connection with the spinoff of the Company from Watts Industries, Inc. and to finance capital expenditures by the Company and for working capital purposes.

     To induce the Lenders to extend such credit, the Obligors, the Lenders and the Agent propose to enter into this Agreement pursuant to which the Lenders will make loans to the Company, and each Subsidiary Guarantor (it being agreed and acknowledged that no Foreign Subsidiary shall be a Subsidiary Guarantor) will guarantee the credit so extended to the Company. Each of the Obligors expects to derive benefit, directly or indirectly, from the credit so extended to the Company, both in its separate capacity and as a member of the integrated group, since the successful operation of each of the Obligors is dependent on the continued successful performance of the functions of the integrated group as a whole.

     Accordingly, the parties hereto agree as follows:


I.         Section Definitions and Accounting Matters.
                   ----------------------------------

A.         Certain Defined Terms. As used herein, the following terms shall have
           ---------------------
the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "Additional Costs" shall have the meaning ascribed thereto in Section
      ----------------
5.01(a) hereof.

     "Advance Date" shall have the meaning ascribed thereto in Section 4.06
      ------------
hereof.

     "Affected Loans" shall have the meaning ascribed thereto in Section 5.04
      --------------
hereof.

     "Affected Type" shall have the meaning ascribed thereto in Section 5.04
      -------------
hereof.

     "Affiliate" shall mean any Person that directly or indirectly controls, or
      ---------
is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its
                                                   -------
correlative meanings, "controlled by" and "under common control with") shall
                       -------------       -------------------------
mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided
                                                                     --------
that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries, (b) none of the Wholly Owned Subsidiaries of the Company shall be Affiliates and (c) neither the Agent nor any Lender shall be an Affiliate.

     "Agent" shall have the meaning assigned to such term in the preamble
      -----
hereof.

     "Applicable Commitment Fee Percentage" shall mean, with respect to
      ------------------------------------
Revolving Credit Loans, 0.500% per annum; provided, that if at any time on or
                                          --------
subsequent to the Closing Date the Leverage Ratio as at the last day of any fiscal quarter of the Company shall fall within any of the ranges set forth in Schedule Z below then, subject to the delivery to the Agent no later than 45 days after the end of such fiscal quarter of a certificate of a senior financial officer of the Company demonstrating such fact (including the certificate delivered pursuant to 7.01(b) hereof), the "Applicable Commitment Fee
                                            -------------------------
Percentage" for Revolving Credit Loans shall be reduced from 0.500% by the
----------
percentage per annum set forth opposite such range in such Schedule Z during the period commencing on the date of receipt of such certificate to but not including the earlier of (x) the date such a certificate is delivered by the Company with respect to the Leverage Ratio as at the end of the immediately following fiscal quarter and (y) 45 days after the end of such immediately following fiscal quarter (except that notwithstanding the foregoing, the Applicable Commitment Fee Percentage shall equal 0.500% per annum for any fiscal quarter during which an Event of Default shall have occurred and be continuing):


                                   Schedule Z
                                   ----------

              Leverage Ratio               Reduction in Applicable Commitment
                                                 Fee Percentage (% p.a.)
Less than or equal to 3.00,                              0.150%
but greater than 2.00
Less than or equal to 2.00                               0.225%


     "Applicable Lending Office" shall mean, for each Lender and for each Type
      -------------------------
of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

     "Applicable Margin" shall mean, with respect to each Type of Loan, the
      -----------------
percentage per annum set forth opposite such Type of Loan in Schedule X below; provided that if at any time on or subsequent to the Closing Date the Leverage
--------
Ratio as at the last day of any fiscal quarter of the Company shall fall within any of the ranges set forth in Schedule Y below then, subject to the delivery to the Agent no later than 45 days after the end of such fiscal quarter of a certificate of a senior financial officer of the Company demonstrating such fact (including the certificate delivered pursuant to Section 7.01(b) hereof), the "Applicable Margin" for Term Loans and Revolving Credit Loans shall be reduced from the respective percentage per annum so determined from such Schedule X by the percentage per annum for the respective Type of Loan set forth opposite such range in such Schedule Y during the period commencing on the date of receipt of such certificate to but not including the earlier of (x) the date such a certificate is delivered by the Company with respect to the Leverage Ratio as at the end of the immediately following fiscal quarter and (y) 45 days after the end of such immediately following fiscal quarter (except that notwithstanding the foregoing, the Applicable Margin for any such Loan shall not as a consequence of this proviso be so reduced for any period during which an Event of Default shall have occurred and be continuing):

                                   Schedule X
                                   ----------

                                             Applicable Margin (% p.a.)
Class                                    Base                      Eurodollar
                                      Rate Loans                      Loans
Term Loans                              0.875%                       2.250%
Revolving Credit Loans                  0.375%                       1.750%


                                   Schedule Y
                                   ----------

                                 Reduction in Applicable
                                     Margin (%p.a.)
Leverage Ratio                           Base            Eurodollar
                                      Rate Loans            Loans
Less than or equal to 3.00              0.250%             0.250%
but greater than 2.50
Less than or equal to 2.50,             0.375%             0.500%
but greater than 2.00
Less than or equal to 2.00,             0.375%             0.750%
but greater than 1.50
Less than or equal 1.50                 0.375%             1.000%


     "Bankruptcy Code" shall mean the Federal Bankruptcy Code of 1978, as
      ---------------
amended from time to time.

     "Basle Accord" shall have the meaning ascribed thereto in Section 5.01(c)
      ------------
hereof.

     "Base Rate" shall mean, for any day, a rate per annum equal to the higher
      ---------
of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

     "Base Rate Loans" shall mean Loans that bear interest at rates based upon
      ---------------
the Base Rate.

     "Basic Documents" shall mean, collectively, this Agreement and the Notes.
      ---------------

     "Business Day" shall mean (a) any day on which commercial lenders are not
      ------------
authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Expenditures" shall mean, for any period, expenditures (including,
      --------------------
without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

     "Capital Lease Obligations" shall mean, for any Person, all obligations of
      -------------------------
such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Casualty Event" shall mean, with respect to any Property of any Person,
      --------------
any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

     "Change of Control" shall be deemed to have occurred if any person or group
      -----------------
(within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than one or more of Timothy P. Horne, Frederic
B. Horne, George B. Horne, Daniel W. Horne, Peter Horne and Deborah Horne and their respective spouses and descendants (including any trust for the benefit of one or more of the foregoing persons) in connection with estate planning matters, shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company.

     "Class" shall have the meaning assigned to such term in Section 1.03
      -----
hereof.

     "Closing Date" shall mean the date upon which the initial extension of
      ------------
credit hereunder is made.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time
      ----
to time.

     "Commitments" shall mean the Revolving Credit Commitment and the Term Loan
      -----------
Commitments.

     "Company" shall have the meaning assigned to such term in the preamble
      -------
hereof.

     "Continue", "Continuation" and "Continued" shall refer to the continuation
      --------    ------------       ---------
pursuant to Section 2.08 hereof of a Eurodollar Loan of one Type as a Eurodollar Loan of the same Type from one Interest Period to the next Interest Period.

     "Convert", "Conversion" and "Converted" shall refer to a conversion
      -------    ----------       ---------
pursuant to Section 2.08 hereof of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

     "Debt Issuance" shall mean an issuance by the Company or any of its
      -------------
Subsidiaries after the Closing Date of any Indebtedness for money borrowed, other than the Senior Notes and Loans.

     "Debt Service" shall mean, for any period, the sum, for the Company and its
      ------------
Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations) scheduled to be made during such period plus (b) all Interest Expense for such period.

     "Default" shall mean an Event of Default or an event that with notice or
      -------
lapse of time or both would become an Event of Default.

     "Disposition" shall mean any sale, assignment, transfer or other
      -----------
disposition of any Property (whether now owned or hereafter acquired) by the Company or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

     "Dividend Payment" shall mean dividends (in cash, Property or obligations)
      ----------------
on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of capital stock of the Company and excluding the distribution of stock options or other rights to acquire capital stock of the Company.

     "Dollars" and "$" shall mean lawful money of the United States of America.
      -------       -

     "EBITDA" shall mean, for any period, the sum, for the Company and its
      ------
Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Net Income (calculated before taxes, Interest Expense, extraordinary or unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and
                                                      ----
amortization (to the extent deducted in determining Net Income) for such period.

     "Environmental Claim" shall mean any written notice, claim, demand or other
      -------------------
written communication (collectively, a "claim") by any Person alleging or
                                        -----
asserting that the Company or any of its Subsidiaries is liable for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person making the allegation, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Laws" shall mean any and all Federal, state, local and
      ------------------
foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

     "Equity Issuance" shall mean (a) any issuance or sale by the Company or any
      ---------------
of its Subsidiaries after the Closing Date of (i) any capital stock, (ii) any warrants, options or other stock-based awards exercisable in respect of capital stock (other than any warrants, options or other stock-based awards issued to directors, officers or employees of the Company or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Company issued upon the exercise of such warrants, options or other stock-based awards) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Company or any of its Subsidiaries or (b) the receipt by the Company or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include
                                 --------
(x) any such issuance or sale by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company or (y) any capital contribution by the Company or any Wholly Owned Subsidiary of the Company to any Subsidiary of the Company.

     "Equity Rights" shall mean, with respect to any Person, any subscriptions,
      -------------
options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business that is a
      ---------------
member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

     "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Loan for
      --------------------
any Interest Period therefor, a rate per annum determined by the Administrative Agent to be equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period on Dow Jones Telerate Service Page 3750 as the London interbank offered rate for Dollar deposits having a term comparable to such Interest Period and in an amount equal to or greater than $1,000,000.

     "Eurodollar Loans" shall mean Loans that bear interest at the Eurodollar
      ----------------
Base Rate.

     "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest
      ---------------
Period therefor, a rate per annum determined by the Agent to be equal to (a) the Eurodollar Base Rate for such Loan for such Interest Period divided by (b) 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

     "Event of Default" shall have the meaning assigned to such term in Section
      ----------------
10 hereof.

     "Excess Cash Flow" shall mean, for any fiscal year of the Company, the sum
      ----------------
of the following:

1. EBITDA for such period, minus
                             -----

1. taxes and Interest Expense for such period, minus
                                                 -----

1. unfinanced Capital Expenditures made during such period, minus
                                                              -----

1. the aggregate amount of payments of principal of Indebtedness made during such period (and, to the extent any such Indebtedness under a revolving credit or similar credit facility, only to the extent that any related commitment to extend credit is concurrently permanently reduced), plus
                                                    ----

1. the aggregate amount of non-cash charges for such period (to the extent deducted in determining EBITDA for such period), minus
                                                 -----

1. the aggregate amount of non-cash income for such period (to the extent included in determining EBITDA for such period), plus

1. decreases in Working Capital for such period (or minus increases in Working Capital for such period).

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded
      ------------------
upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Lender of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Reference Lenders on such Business Day on such transactions as determined by the Agent.

     "Fee Letter" shall mean the Fee Letter dated August 9, 1999 between the
      ----------
Company and ING Barings LLC.

     "First Union Indebtedness" shall mean the Indebtedness incurred by the
      ------------------------
Company and certain of its Subsidiaries under (i) that certain Amended and Restated Letter of Credit, Reimbursement and Guaranty Agreement dated as of October 18, 1999 among Leslie Controls, Inc., the Company and First Union National Bank and (ii) that certain Amended and Restated Letter of Credit, Reimbursement and Guaranty Agreement dated as of October 18, 1999 among Spence Engineering Company Inc., the Company and First Union National Bank.

     "Fixed Charges Coverage Ratio" shall mean, as at any date, the ratio of
      ----------------------------
(a)(x) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date minus (y) Capital Expenditures made during such period to (b) Debt Service for such period.

     "Foreign Subsidiary" shall mean any Subsidiary of the Company the principal
      ------------------
place of business of which is outside the United States of America.

     "GAAP" shall mean generally accepted accounting principles applied on a
      ----
basis consistent with those that, in accordance with the last sentence of
Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

     "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement
      ---------
to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a lender or other financial institution to issue a letter of credit or other similar instrument for the benefit of another

Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall
                               ---------       ----------
have a correlative meaning.

     "Guaranteed Obligations" shall have the meaning assigned to such term in
      ----------------------
Section 6.01 hereof.

     "Hazardous Material" shall mean, collectively, (a) any petroleum or
      ------------------
petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain in excess of 50 parts per million polychlorinated biphenyls ("PCBs"), (b) any chemicals or other materials or substances that are now or
  ----
hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

     "Immaterial Subsidiary" shall mean, as at any date, any Subsidiary of the
      ---------------------
Company that the Company shall theretofore have designated as an "Immaterial Subsidiary" in a notice to the Agent, provided that:
                                      --------

     (a) the following shall be true:

          (x) the aggregate assets of all such Subsidiaries (calculated both on a book value basis and a fair market value basis) does not exceed 10% of the aggregate assets (calculated on such respective bases) of the Company and its Subsidiaries as of the most recent fiscal quarter-end of the Company; and

          (y) the aggregate EBITDA of all such Subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to such date does not exceed 10% of the consolidated EBITDA of the Company and its Subsidiaries for such period; and

     (b) the Company may from time to time, by notice to the Agent, cause any Subsidiary that it had theretofore designated as an "Immaterial Subsidiary" to be no longer treated as an "Immaterial Subsidiary."

     "Indebtedness" shall mean, for any Person: (a) obligations created, issued
      ------------
or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by lenders and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

     "Interest Coverage Ratio" shall mean, as at any date, the ratio of (a)
      -----------------------
EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.


     "Interest Expense" shall mean, for any period, the sum, for the Company and
      ----------------
its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period).

     "Interest Period" shall mean: with respect to any Eurodollar Loan, each
      ---------------
period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in
Section 4.05 hereof except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

     Notwithstanding the foregoing: (i) any Interest Period for any Revolving Credit Loan would otherwise end after the Revolving Credit Commitment Termination Date, such Interest Period shall end on the Revolving Credit Commitment Termination Date; (ii) no Interest Period for any Term Loan may commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date; (iii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) notwithstanding clauses (i) and (ii) above, no Interest Period for any Eurodollar Loan shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

     "Interest Rate Protection Agreement" shall mean, for any Person, an
      ----------------------------------
interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

     "Investment" shall mean, for any Person: (a) the acquisition (whether for
      ----------
cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business);
(c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

     "Lender" and "Lenders" shall have the meanings assigned to such terms in
      ------       -------
the preamble hereof.

     "Leverage Ratio" shall mean, as at any date, the ratio of (a) the aggregate
      --------------
amount of Indebtedness of the Company and its Subsidiaries outstanding on such date to (b) EBITDA for the four consecutive fiscal quarters ended on or most recently prior to such date.

     "Lien" shall mean, with respect to any Property, any mortgage, lien,
      ----
pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     "Loans" shall mean the Revolving Credit Loans and the Term Loans.
      -----

     "Majority Lenders" shall mean Lenders having more than 66 % of the sum of
      ----------------
(a) the aggregate amount of the Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, the aggregate unpaid principal amount of Revolving Credit Loans) and (b) the aggregate unpaid principal amount of the Term Loans.

     "Margin Stock" shall mean "margin stock" within the meaning of Regulations
      ------------
U and X.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the
      -----------------------
Property, business, operations, financial condition, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

     "Material Agreements" shall mean those agreements listed on Schedule I
      -------------------
hereto.

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in
      ------------------
Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA.

     "Net Available Proceeds" shall mean:
      ----------------------

     (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

     (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Company and its Subsidiaries in respect of such Casualty Event net of (A) expenses incurred by the Company and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Company or any of its Subsidiaries in respect of such Casualty Event; and

     (ii) in the case of any Equity Issuance or Debt Issuance, the aggregate amount of all cash received by the Company and its Subsidiaries in respect of such Equity Issuance or Debt Issuance, as the case may be, net of expenses incurred by the Company and its Subsidiaries in connection therewith.

     "Net Cash Payments" shall mean, with respect to any Disposition, the
      -----------------
aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Company and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash
                                                --------
Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Company and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Company and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition) and
(b) Net Cash Payments shall be net of any repayments by the Company or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and
(ii) such Indebtedness is to be repaid in connection with the purchase of such Property.

     "Net Income" shall mean for any period, the net operating income of the
      ----------
Company and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

     "Net Worth" shall mean, as at any date, the sum for the Company and its
      ---------
Subsidiaries (determined on a consolidated basis in accordance with GAAP) of the following:

     (h) the amount of capital stock, plus
                                      ----

     (b) the amount of surplus and retained earnings (or, in the case of a retained earnings deficit, minus the amount of such deficit).

     "Notes" shall mean the Revolving Credit Notes and the Term Loan Notes.
      -----

     "Obligors" shall have the meaning assigned to such term in the preamble
      --------
hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity
      ----
succeeding to any or all of its functions under ERISA.

     "Permitted Investments" shall mean: (a) direct obligations of the United
      ---------------------
States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any lender or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof.

     "Person" shall mean any individual, corporation, company, voluntary
      ------
association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean an employee benefit or other plan established or
      ----
maintained by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Post-Default Rate" shall mean, in respect of any principal of any Loan or
      -----------------
any other amount under this Agreement, any Note or any other Basic Document, a rate per annum during any period in which an Event of Default shall be continuing equal to 2% in excess of the rate otherwise applicable to the related Loan (or, if not related to a Loan, 2% above the Interest Rate for Base Rate Loans that are Revolving Credit Loans).

     "Prime Rate" shall mean the average of the rates of interest from time to
      ----------
time announced by The Chase Manhattan Bank, Citibank, N.A. and Morgan Guaranty Trust Company of New York at their respective principal offices as their prime commercial lending rates.

     "Principal Payment Dates" shall mean each January 1, April 1, July 1 and
      -----------------------
October 1 (or, if such date is not a Business Day, then the next succeeding Business Day) commencing on January 1, 2000.

     "Property" shall mean any right or interest in or to property of any kind
      --------
whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Quarterly Dates" shall mean the last Business Day of March, June,
      ---------------
September and December in each year, the first of which shall be the first such day after the date of this Agreement.

     "Regulations A, D, U and X" shall mean, respectively, Regulations A, D, U
      -------------------------
and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

     "Registration Statement" shall mean the Circor International Inc.
      ----------------------
Registration Statement on Form 10 (File No. 000-26961) as filed with the Securities and Exchange Commission of the United States of America on October 6, 1999.

     "Regulatory Change" shall mean, with respect to any Lender, any change
      -----------------
after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Release" shall mean any release, spill, emission, leaking, pumping,
      -------
injection, deposit, disposal, discharge or leaching into the environment.

     "Relevant Parties" shall have the meaning assigned to such term in Section
      ----------------
10(b) hereof.

     "Required Payment" shall have the meaning ascribed thereto in Section 4.06
      ----------------
hereof.

     "Reserve Requirement" shall mean, for any Interest Period for any
      -------------------
Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member lenders of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member lenders by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Base Rate for Eurodollar Loans is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

     "Revolving Credit Commitment" shall mean, for each Revolving Credit Lender,
      ---------------------------
the obligation of such Lender to make Revolving Credit Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on the signature pages hereof under the caption "Revolving Credit Commitment". The original aggregate principal amount of the Revolving Credit Commitments is $75,000,000.

     "Revolving Credit Commitment Termination Date" shall mean, the fourth
      --------------------------------------------
anniversary of the date hereof.

     "Revolving Credit Lenders" shall mean (a) on the date hereof, the Lenders
      ------------------------
having Revolving Credit Commitments on the signature pages hereof and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 12.06 hereof.

     "Revolving Credit Loans" shall mean the loans provided for by Section
      ----------------------
2.01(a) hereof, which may be Base Rate Loans and/or Eurodollar Loans.

     "Revolving Credit Notes" shall mean the promissory notes provided for by
      ----------------------
Section 2.07(a) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Senior Notes" shall mean promissory notes issued by the Company
      ------------
representing Indebtedness of the Company in an aggregate principal amount not to exceed $75,000,000, which Indebtedness shall be pari passu to all Indebtedness
                                                ---- -----
hereunder.

     "Spartenburg Disposition" shall mean the disposition by the Company of the
      -----------------------
facilities that it currently owns in fee located in Spartenburg, South Carolina, for an aggregate consideration not to exceed $2,000,000.

     "Subsidiary" shall mean, with respect to any Person, any corporation,
      ----------
partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" and "Subsidiary Guarantors" shall have the meanings
      --------------------       ---------------------
assigned to such terms in the preamble hereof.

     "Term Loan Commitment" shall mean, for each Lender, the obligation of such
      --------------------
Lender to make a single Term Loan in an amount up to but not exceeding the amount set opposite the name of such Lender on the signature pages hereof under the caption "Term Loan Commitment". The original aggregate principal amount of the Term Loan Commitments is $35,000,000.

     "Term Loan Notes" shall mean the promissory notes provided for by Section
      ---------------
2.07(b) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Term Loan Lenders" shall mean (a) on the date hereof, the Lenders having
      -----------------
Term Loan Commitments on the signature pages hereof and (b) thereafter the Lenders from time to time holding Term Loans and Term Loan Commitments after giving effect to any assignments thereof permitted by Section 12.06 hereof.

     "Term Loans" shall mean the Loans provided for by Section 2.01(b) hereof.
      ----------

     "Total Liabilities" shall mean, as at any date, the sum, for the Company
      -----------------
and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all Indebtedness and (b) all other liabilities that should be classified as liabilities on a balance sheet, including, without limitation, all reserves (other than general contingency reserves) and all deferred taxes and other deferred items.

     "Transaction" shall mean, collectively, the transactions contemplated by
      -----------
the Distribution Agreement, dated as of October 18, 1999 between the Company and Watts Industries, Inc.

     "Type" shall have the meaning assigned to such term in Section 1.03 hereof.
      ----

     "Wholly Owned Subsidiary" shall mean, with respect to any Person, any
      -----------------------
corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by one Person, one corporation, one partnership or other single entity or one or more Wholly Owned Subsidiaries of such Person, corporation, partnership or other entity or by such Person, corporation, partnership or other entity and one or more Wholly Owned Subsidiaries of such Person, corporation, partnership or other entity.

     "Working Capital" shall have the meaning given to such term by GAAP, but
      ---------------
shall not include any Loans or the current maturities of any long-term debt.

A.                   Accounting Terms and Determinations.
                     -----------------------------------

1. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection
(b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 9.01 hereof, shall mean the pro forma financial statements referred to in Section 8.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 9.01 hereof (or, prior to the delivery of the first financial statements under Section 9.01 hereof, used in the preparation of the pro forma financial statements referred to in Section 8.02 hereof) unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the audited financial statements referred to in Section 8.02 hereof).

1. The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section
9.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1. To enable the ready and consistent determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the fiscal quarters in each of its fiscal years from March 31, June 30, September 30 and December 31 of each year, respectively.

A.            Classes and Types of Loans. Loans hereunder are distinguished by
              --------------------------
"Class" and by "Type". The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Credit Loan or a Term Loan, each of which constitutes a Class. The "Type" of a Loan refers to whether such Loan is a
                                ----
Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.


I.            Section  Commitments, Loans, Notes and Prepayments.
                       -----------------------------------------

A.            Loans.
              -----

1.            Revolving Credit Loans. Each Revolving Credit Lender severally
              ----------------------
agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Revolving Credit Commitment of such Lender as in effect from time to time (such Loans being herein called "Revolving Credit Loans"), provided that in no
                                 ----------------------    --------
event shall the aggregate principal amount of all Revolving Credit Loans exceed the aggregate amount of the Revolving Credit Commitments as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Revolving Credit Commitments by means of Base Rate Loans and Eurodollar Loans and may Convert Revolving Credit Loans of one Type into Revolving Credit Loans of another Type (as provided in Section 2.08 hereof) or Continue Revolving Credit Loans of one Type as Revolving Credit Loans of the same Type (as provided in Section 2.08 hereof).

1.            Term Loans. Each Term Loan Lender severally agrees, on the terms
              ----------
and conditions of this Agreement, to make a single term loan to the Company in Dollars on the Closing Date, in an aggregate principal amount up to but not exceeding the amount of the Term Loan Commitment of such Term Loan Lender. Thereafter the Company may convert Term Loans of one Type into Term Loans of the other Type (as provided in Section 2.08 hereof) or Continue Term Loans of one Type as Term Loans of the same type (as provided in Section 2.08 hereof).

1.            Limit on Eurodollar Loans. No more than seven separate Interest
              -------------------------
Periods in respect of Eurodollar Loans from each Lender may be outstanding at any one time.

A.            Borrowings of Loans. The Company shall give the Agent notice of
              -------------------
each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Loans hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Agent, at account number 066 297 311 (reference Circor International, Inc.) maintained by the Agent with The Chase Manhattan Bank (ABA No. 0210 002 1) at 270 Park Avenue, New York, New York, in immediately available funds, for account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with a lender in New York City designated by the Company.

A.            Changes of Commitments.
              ----------------------

1. The aggregate amount of the Revolving Credit Commitments shall be automatically reduced to zero on the Revolving Credit Commitment Termination Date.

1.            The Company shall have the right at any time or from time to time
(i) so long as no Revolving Credit Loans are outstanding, to terminate the Revolving Credit Commitments and (ii) to reduce the aggregate unused amount of the Revolving Credit Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof).

1. The aggregate amount of the Term Loan Commitments after funding shall be automatically reduced to zero on the Closing Date.

1.            The Commitments once terminated or reduced may not be reinstated.

A.            Commitment Fee. The Company shall pay to the Agent for account of
              --------------
each Revolving Credit Lender a commitment fee on the daily average unused amount of such Lender's Revolving Credit Commitment for the period from and including the date of this Agreement to but not including the earlier of the date such Revolving Credit Commitment is terminated and the Revolving Credit Commitment Termination Date at a rate per annum equal to the Applicable Commitment Fee Percentage in effect from time to time. Accrued Commitment Fees shall be payable in arrears on each Quarterly Date and on the earlier of the date the Revolving Credit Commitment is terminated and the Revolving Credit Commitment Termination Date.

A.            Lending Offices. The Loans of each Type made by each Lender shall
              ---------------
be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

A.            Several Obligations; Remedies Independent. The failure of any
              -----------------------------------------
Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. The amounts payable by the Company at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

A.            Notes.
              -----

1. The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-1 hereto, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed.


2. The Term Loans made by each Lender shall be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-2 hereto, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Term Loan Commitment as originally in effect and otherwise duly completed.

1. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan of each Class made by each Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the
                                                            --------
failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans to be evidenced by such Note.

1. No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's relevant Commitment, Loans and Notes pursuant to Section 12.06(b) hereof.

A.            Optional Prepayments and Conversions or Continuations of Loans.
              --------------------------------------------------------------
Subject to Section 4.04 hereof, the Company shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time, provided that: (a) the Company shall give the Agent notice of each such
--------
prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 10 hereof, in the event that any Event of Default shall have occurred and be continuing, the Agent may (and at the request of the Majority Lenders shall) suspend the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.

A.            Mandatory Prepayments.
              ---------------------

1.            Casualty Events. Upon the date 360 days following the receipt by
              ---------------
the Company of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Company or any of its Subsidiaries (or upon such earlier date as the Company or such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Company shall prepay the Loans, and the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such Property and only to the extent such Net Available Proceeds of all Casualty Event occurring during any fiscal year of the Company exceed $5,000,000, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (f) of this Section 2.09.

1.        Equity Issuance. Upon any Equity Issuance:
          ---------------

          (i) occurring during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Company shall prepay the Loans, and the Revolving Credit Commitments shall be subject to automatic reduction, in an amount equal to 50% of the Net Available Proceeds thereof, but only to the extent that the aggregate amount of all Net Available Proceeds of all Equity Issuances occurring during such period exceeds $35,000,000; and

          (ii) occurring at any time thereafter, the Company shall prepay the Loans, and the Revolving Credit Commitments shall be subject to automatic reduction, in an amount equal to 50% of the Net Available Proceeds thereof;

such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (f) of this Section 2.09.

1.        Debt Issuance. Upon any Debt Issuance, the Company shall prepay the
          -------------
Loans, and the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment and reduction to be effected in the manner and to the extent specified in clause (f) of this Section 2.09.

1.        Excess Cash Flow. If the Leverage Ratio as of the last day of any
          ----------------
fiscal year of the Company ending after the date of this Agreement is greater than 3.00 to 1, the Company shall, not later than 90 days after the end of such fiscal year, prepay the Loans, and the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount equal to the 50% of Excess Cash Flow for such fiscal year, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (f) of this Section 2.09.

1.        Sale of Assets. Without limiting the obligation of the Company to
          --------------
obtain the consent of the Majority Lenders pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (other than the Spartenburg Disposition) (herein, the "Current Disposition"), and of all prior Dispositions (other than
              -------------------
the Spartenburg Disposition) as to which a prepayment has not yet been made under this Section 2.09(f), shall exceed $5,000,000 then, no later than five Business Days prior to the occurrence of the Current Disposition, the Company will deliver to the Lenders a statement, certified by the chief financial officer of the Company, in form and detail satisfactory to the Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (f) of this Section 2.09.

1.        Application. Prepayments and reductions of Commitments described in
          -----------
the above clauses of this Section 2.09 shall be effected without penalty of premium (except for breakage costs in respect of Eurodollar Loans, if any) as follows:

a) first, the amount of the prepayment specified in such clauses shall be applied to the Term Loans among the then outstanding installments thereof, pro rata; and

a) second, the Revolving Credit Commitments shall be automatically and permanently reduced in an amount equal to any excess over the amount referred to in the foregoing clause (i) (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Revolving Credit Loans would exceed the Revolving Credit Commitments, the Company shall, prepay Revolving Credit Loans in an aggregate amount equal to such excess).

         (g) Cash Collateral Account. To the extent that any prepayment of
             -----------------------
Eurodollar Loans required to be made pursuant to this Section 2.09 (it being understood that such prepayments shall first be applied to Base Rate Loans and then to Eurodollar Loans) is required to be made on a day other than the last day of an Interest Period, the Company may, instead of making such prepayment, deposit the amount of such prepayment into a collateral account in the name of the Company but under the sole dominion and control of the Agent. Amounts shall be released from such account to repay outstanding Eurodollar Loans on the last days of the respective Interest Periods therefor (or, if earlier, to be applied to any amounts payable by the Company hereunder that are due and unpaid). Amounts in such account may be invested in such Permitted Investments as the Agent and the Company may from time to time agree. At the time any amounts are deposited into such account, the Company and the Agent shall enter into appropriate documentation to create and perfect a first-priority Lien in such account and any Permitted Investments therein.


I.             Section Payments of Principal and Interest.
                       ----------------------------------

A.             Repayment of Loans.
               ------------------

1. The Company hereby promises to pay to the Agent for account of each Revolving Credit Lender the entire outstanding principal amount of such Lender's Revolving Credit Loans, and each Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

1. The Company hereby promises to pay to the Agent for account of each Term Loan Lender the principal of such Lender's Term Loans in 16 installments payable as follows:

       Principal Payment Date                      Amount of Installment
       January 1, 2000                                 $2,187,500

       April 1, 2000                                   $2,187,500

       July 1, 2000                                    $2,187,500

       October 1, 2000                                 $2,187,500

       January 1, 2001                                 $2,187,500

       April 1, 2001                                   $2,187,500

       July 1, 2001                                    $2,187,500

       October 1, 2001                                 $2,187,500

       January 1, 2002                                 $2,187,500

       April 1, 2002                                   $2,187,500

       July 1, 2002                                    $2,187,500

       October 1, 2002                                 $2,187,500

       January 1, 2003                                 $2,187,500

       April 1, 2003                                   $2,187,500

       July 1, 2003                                    $2,187,500

       October 1, 2003                                 $2,187,500

If the Company does not borrow the full amount of the aggregate Term Loan Commitments on the Closing Date, the shortfall shall be applied to reduce the foregoing installments ratably.

A.             Interest. The Company hereby promises to pay to the Agent for
               --------
account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

1. during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and
                                 ----

1. during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Company hereby promises to pay to the Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender and on any other amount payable by the Company hereunder or under the Notes held by such Lender to or for account of such Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on the last Business Day of such quarter,
(ii) in the case of a Eurodollar Loan on the last day of each Interest Period therefor and, if such Interest Period is longer than three months a Euro at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company.

I.        Section Payments; Pro Rata Treatment; Computations; Etc.
                  ------------------------------------------------

A.        Payments.
          --------

1. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes and the Fee Letter, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at account number 066 297 311 (reference Circor International, Inc.) maintained by the Agent with The Chase Manhattan Bank (ABA No. 0210 002 1) at its office located at 270 Park Avenue, New York, New York, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

1. Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Lender (with notice to the Company and the Agent).

1. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section
4.02 hereof, may determine to be appropriate).

1. Each payment received by the Agent under this Agreement or any Note for account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

1. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

A.        Pro Rata Treatment. Except to the extent otherwise provided herein:
          ------------------
(a) each borrowing of Loans of a particular Class from the Lenders under Section
2.01 hereof shall be made from the relevant Lenders, each payment of commitment fee under Section 2.04 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, pro rata according to the
                                                   --- ----
amounts of their respective Commitments of such Class; (b) the making, Conversion and Continuation of Revolving Credit Loans and Term Loans of a particular Type (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the relevant Lenders according to the amounts of
              --- ----
their respective Revolving Credit Commitments and Term Loan Commitments (in the case of making of Loans) or their respective Revolving Credit Loans and Term Loans (in the case of Conversions and Continuations of

Loans) and the then current Interest Period for each Loan of such Type shall be coterminous; (c) each payment or prepayment of principal of Revolving Credit Loans or Term Loans by the Company shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of
        --- ----
the Loans of such Class held by them, provided that if immediately prior to
                                      --------
giving effect to any such payment in respect of any Loans of any Class the outstanding principal amount of the Loans of such Class shall not be held by the Lenders pro rata in accordance with their respective Commitments of such Class
        --- ----
in effect at the time such Loans were made, then such payment shall be applied to the Loans of such Class in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans of such Class being held by the Lenders pro rata in accordance with their respective
                          --- ----
Commitments of such Class; and (d) each payment of interest on Revolving Credit Loans and Term Loans by the Company shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then
        --- ----
due and payable to the respective Lenders.

A.          Computations. Interest on Eurodollar Loans and letter of credit fees
            ------------
shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

A.          Minimum Amounts. Except for mandatory prepayments made pursuant to
            ---------------
Section 2.09 hereof and Conversions or prepayments made pursuant to Section 5.04 hereof, (i) each borrowing, Conversion and partial prepayment of principal of Base Rate Loans shall be in an aggregate amount at least equal to $500,000 or an integral multiple of $100,000 in excess thereof and (ii) each borrowing, Conversion and partial prepayment of principal of Eurodollar Loans shall be in an aggregate amount at least equal to $2,500,000 or an integral multiple of $500,000 in excess thereof.

A.          Certain Notices. Notices by the Company to the Agent of terminations
            ---------------
or reductions of the Revolving Credit Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 p.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                         Notice                                   Number of
                                                                Business Days
                                                                    Prior
     Termination or reduction of Commitments                          3

     Borrowing or Conversions into, Base Rate Loans                   1

     Prepayment of Base Rate Loans                                 same day

     Borrowing or prepayment of, Conversions into,                    3

     Continuations as, or duration of Interest Period for, Eurodollar Loans

Each such notice of termination or reduction shall specify the amount of the Revolving Credit Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Company fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this
Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

A.             Non-Receipt of Funds by the Agent. Unless the Agent shall have
               ---------------------------------
been notified by a Lender or the Company (the "Payor") prior to the date on
                                               -----
which the Payor is to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Company) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which
                                                 ----------------
notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so
                                               ------------
made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor
                       --------
shall return the Required Payment to the Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

a) if the Required Payment shall represent a payment to be made by the Company to the Lenders, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient(s) shall return the Required Payment to the Agent, without limiting the obligation of the Company under Section 3.02 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment) and

a) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 hereof (and, in case the Company shall return the Required Payment to the Agent, without limiting any claim the Company may have against the Payor in respect of the Required Payment).

A.             Sharing of Payments, Etc.
               -------------------------

1.             The Company agrees that, in addition to (and without limitation
of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Agent thereof, provided that such
                                                            --------
Lender's failure to give such notice shall not affect the validity thereof.

1. If any Lender shall obtain from any Obligor payment of any principal of or interest on any Loan of any Class owing to it or payment of any other amount under this Agreement or any other Basic Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans of such Class or such other amounts then due hereunder or thereunder by such Obligor to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the
                                             --- ----
unpaid principal of and/or interest on the Loans of such Class or such other amounts, respectively, owing to each of the Lenders, provided that if at the
                                                     --------
time of such payment the outstanding principal amount of the Loans of any Class shall not be held by the Lenders pro rata in accordance with their respective
                                 --- ----
Commitments of such Class in effect at the time such Loans were made, then such purchases of participations and/or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata according to the amounts of such
                                       --- ----
Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

1. The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

1. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the

Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.


I.               Section Yield Protection, Etc.
                         ----------------------

A.               Additional Costs.

1. The Company shall pay directly to each Lender from time to time such amounts as such Lender may determine in good faith to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change
                     ----------------
that:

a) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

a) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate, as the case may be, for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in Section
                                               --------------------
1.01 hereof), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

a) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender, upon providing in reasonable detail a description of such costs, requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender thereafter to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right
                      --------
of such Lender to receive the compensation so requested.

1. Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Lender determines in good faith that either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Loans of any other Type into, Loans of such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

1.               Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender, upon providing in reasonable detail a description of such costs, may determine in good faith to be necessary to compensate such Lender (or, without duplication, the lender holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such lender holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such lender holding company) to a level below that which such Lender (or any Applicable Lending Office or such lender holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes hereof, "Basle Accord" shall mean the
                                             ------------
proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

1. Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after
--------
it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the Company a certificate setting forth in reasonable detail the basis and amount of each request by such Lender for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such
                                                          --------
determinations and allocations are made on a reasonable basis.

A.                 Limitation on Types of Loans. Anything herein to the contrary
                   ----------------------------
notwithstanding, if, on or prior to the determination of any Eurodollar Base Rate for any Interest Period:

1. the Agent determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any Type of Eurodollar Loans as provided herein; or

1. the Majority Lenders determine in good faith, which determination shall be conclusive, and notify (or notifies, as the case may be) the Agent that the relevant rates of interest referred to in the definition of "Eurodollar Base
                                                                 ---------------
Rate" in Section 1.01 hereof upon the basis of which the rate of interest for
----
Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders (or to such quoting Lender) of making or maintaining such Type of Loans for such Interest Period;

then the Agent shall give the Company and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders (or such quoting Lender) shall be under no obligation to make additional Loans of such Type, to Continue Loans of such Type or to Convert Loans of any other Type into Loans of such Type, and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with Section
2.08 hereof.

A.                 Illegality. Notwithstanding any other provision of this
                   ----------
Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Company thereof, such notification to describe such illegality in reasonable detail (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

A.                 Treatment of Affected Loans. If the obligation of any Lender
                   ---------------------------
to make a particular Type of Eurodollar Loans or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 5.01 or 5.03 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such
 --------------                                         -------------
Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03 hereof, on such earlier date as such Lender may specify to the Company with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such Conversion no longer exist:

1. to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans;

1. all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans; and

1. if Loans of other Lenders of the Affected Type are subsequently Converted into Loans of another Type (other than Base Rate Loans), such Lender's Base Rate Loans shall be automatically Converted on the Conversion date for such Loans of the other Lenders into Loans of such other Type to the extent necessary so that, after giving effect thereto, all Loans held by such Lender and the Lenders whose Loans are so Converted are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

If such Lender gives notice to the Company with a copy to the Agent that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

A.                 Compensation. The Company shall pay to the Agent for the
                   ------------
account of each Lender, upon the request (in reasonable detail) of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines in good faith is attributable to:

1. any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of the Interest Period for such Loan; or

1. any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 7 hereof to be satisfied) to borrow a Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

A.                 Reasonable Efforts, etc. Except as otherwise provided in this
                   ------------------------
Section 5, any Lender claiming any additional amounts payable pursuant to this
Section 5 or otherwise exercising its rights under Section 5 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonable requested by the Company or to change the jurisdiction of its Applicable Lending Office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the reasonable determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it (except that no Lender shall be obligated to designate an Applicable Lending Office located in the United States of America). Each Lender agrees to use reasonable efforts to notify the Company as promptly as practicable upon its becoming aware that circumstances exist that would cause the Company to become obligated to pay additional amounts to such Lender pursuant to this Section 5 that would entitle such Lender to exercise its rights under this Section 5.

            In the event the Agent or any Lender notifies the Borrower pursuant to Section 5.01 or 5.03 that it may no longer make or maintain Eurodollar Loans, or demands payments of additional amounts pursuant to any provision of this
Section 5, the Company, at its expense, at any time within the 180 days after such demand, so long as no Event of Default shall have occurred and be continuing, may require such Lender to sell and assign in accordance with the provisions of Section 12.06, at par plus accrued interest, without recourse or warranty and pursuant to an Assignment and Acceptance, its right and obligations hereunder (including its Commitment and the Loans at the time owing to it and the Notes held by it) to a Person specified by the Company that is willing to purchase such rights and obligations on the terms hereof and is reasonably acceptable to the Agent; provided that (i) such assignment shall not conflict
                         --------
with or violate any requirement of law applicable to or binding on such Lender,
(ii) the Company shall have paid to the assigning Lender all amounts (other than interest) accrued and owing hereunder to it (including, without limitation, amounts owing pursuant to any provision of this Section 5). Notwithstanding anything set forth above in this subsection to the contrary, the Company shall not be entitled to require an assignment under this Section with respect to any Lender demanding payment under Section 5 if (x) prior to any such requirement by the Company, such Lender shall have changed its lending office to as to eliminate the continued incurrence of the cost in respect of which such payment was demanded or (y) the circumstances giving rise to such Lender's demand for payment of such additional amounts are applicable to all the Lenders or the prospective assignee.

I.                 Section Guarantee.
                           ---------

A.                 The Guarantee. The Subsidiary Guarantors hereby jointly and
                   -------------
severally guarantee to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, the Company and all other amounts from time to time owing to the Lenders or the Agent by the Company under this Agreement and under the Notes and by any Obligor under any of the other Basic Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed
                                                        ----------
Obligations"). The Subsidiary Guarantors hereby further jointly and severally
-----------
agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, upon demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

A.                 Obligations Unconditional. The obligations of the Subsidiary
                   -------------------------
Guarantors under Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

a) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

a) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

b) any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever (except as otherwise provided herein), and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

A.              Reinstatement. The obligations of the Subsidiary Guarantors
                -------------
under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations or is repaid in good faith settlement of a pending or threatened avoidance claim, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Agent or such Lender in connection with such settlement or rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

A.              Subrogation. The Subsidiary Guarantors hereby jointly and
                -----------
severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

A.              Remedies. The Subsidiary Guarantors jointly and severally agree
                --------
that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said
Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said Section 6.01.

A.              Instrument for the Payment of Money. Each Subsidiary Guarantor
                -----------------------------------
hereby acknowledges that the guarantee in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

A.              Continuing Guarantee. The guarantee in this Section 6 is a
                --------------------
continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

A.                 Rights of Contribution. The Subsidiary Guarantors hereby
                   ----------------------
agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this
                       --- ----
purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 6.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 6 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

        For purposes of this Section 6.08, (i) "Excess Funding Guarantor" shall
                                                ------------------------
mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations,
(ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the
      --------------
amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any
                                       --------------
Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of all of the Subsidiary Guarantors, all as of the Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Closing Date, then for purposes of this
Section 6.08 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

A.                 General Limitation on Guarantee Obligations. In any action or
                   -------------------------------------------
proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under
Section 6.01 hereof would otherwise, taking into account the provisions of
Section 6.08 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

I.                 Section Conditions Precedent.
                   ----------------------------

A.                 Initial Extension of Credit. The obligation of any Lender to
                   ---------------------------
make its initial extension of credit hereunder is subject to the conditions precedent that (i) such extension of credit shall be made on or before October 18, 1999 and (ii) the Agent shall have received the following documents, each of which shall be satisfactory to the Agent in form and substance:

1.           Corporate Documents. Certified copies of the charter and by-laws
             -------------------
(or equivalent documents) of each Obligor and of all corporate authority for each Obligor (including, without limitation, board of director resolutions and evidence of the incumbency of officers) with respect to the execution, delivery and performance of such of the Basic Documents to which such Obligor is intended to be a party and each other document to be delivered by such Obligor from time to time in connection herewith and the extensions of credit hereunder (and the Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary).

1.           Officer's Certificate. A certificate of a senior officer of the
             ---------------------
Company, dated the Closing Date, (i) to the effect set forth in the first sentence of Section 7.02 hereof, (ii) certifying that the representations and warranties set forth in Section 8 hereof are true and correct as of the Closing Date, (iii) with a list of Immaterial Subsidiaries as of the Closing Date (and including calculations demonstrating that such Subsidiaries comply with the definition of "Immaterial Subsidiary" in Section 1.01 hereof), and (iv) setting forth a pro forma calculation of the Leverage Ratio as of the Closing Date after giving effect to the Transaction and the initial borrowings hereunder.

1.           Opinion of Counsel to the Obligors. An opinion, dated the Closing
             ----------------------------------
Date, of Goodwin, Procter & Hoar LLP, counsel to the Obligors, substantially in the form of Exhibit B hereto and covering such other matters as the Agent or any Lender may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Agent).

1.           Opinion of Special New York Counsel to the Agent. An opinion, dated
             ------------------------------------------------
the Closing Date, of Mayer, Brown & Platt, special New York counsel to the Agent, substantially in the form of Exhibit C hereto (and the Agent hereby instructs such counsel to deliver such opinion to the Lenders).

1.           Financial Statements. The financial statements described in Section
             --------------------
8.02 hereof.


1.           Notes. The Notes, duly completed and executed.
             -----

1.           Insurance. Certificates of insurance evidencing the existence of
             ---------
all insurance required to be maintained by the Company pursuant to Section 9.04 hereof. In addition, the Company shall have delivered a certificate of the chief financial officer of the Company setting forth the insurance obtained by it in accordance with the requirements of Section 9.04 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

1.              Environmental Information. Copies of all of the written
                -------------------------
information referred to in Section 8.13 hereof, together with a report by Pilko & Associates with respect to such information.

1.              Solvency Analysis. A certificate from the chief financial
                -----------------
officer of the Company, which presents an analysis to the effect that, as of the Closing Date and after giving effect to the Transaction, the initial extension of credit hereunder and to the other transactions contemplated hereby, (i) the aggregate value of all Properties of the Company and its Subsidiaries at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the Property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities and their probable amounts) of the Company and its Subsidiaries,
(ii) the Company and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted and (iii) the Company and its Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature. The Agent shall have also received (x) a certificate from the chief financial officer of the Company certifying the conclusions specified in clauses
(i), (ii) and (iii) above and that the assumptions contained in such analyses were at the time made, and on the Closing Date are, fair and reasonable and accurately computed.

1.              Material Agreements, etc. Copies shall be provided to the Agent
                ------------------------
(and the Agent shall be satisfied with) any and all Material Agreements.

1.              Repayment of Existing Indebtedness. Evidence that the principal
                ----------------------------------
of and interest on, and all other amounts owing in respect of, the Indebtedness (including, without limitation, any contingent or other amounts payable in respect of letters of credit) indicated on Part A of Schedule I hereto that is to be repaid on the Closing Date shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Agent shall have been made), in addition, the Agent shall have received from any Person holding any Lien securing any such Indebtedness, such Uniform Commercial Code termination statements, mortgage releases and other instruments, in each case in proper form for recording, as the Agent shall have requested to release and terminate of record the Liens securing such Indebtedness (or arrangements for such release and termination satisfactory to the Agent shall have been made).

1.              Consummation of the Transaction. Evidence and documentation
                -------------------------------
shall be provided, to the reasonable satisfaction of the Agent, in connection with terms and conditions of the Transaction (any such conditions requiring the satisfaction of any Person other than the Agent or the Lenders to be deemed to require the satisfaction of the Agent).

1.              Credit Rating. Evidence and documentation, to the satisfaction
                -------------
of the Agent, that confirms (either on a preliminary or final basis) the Company's credit rating on the Closing Date as being at least "BBB-" by Standard & Poor's Ratings Group, a division of The

McGraw-Hill Companies or "Baa3" by Moody's Investors Service, Inc. or "BBB-" by Duff & Phelps Credit Rating Co.

1.              Indemnity. A copy of the indemnity agreement, in form and
                ---------
substance reasonably satisfactory to the Agent, from Watts Industries, Inc. to the Company in respect of the legal proceeding styled Los Angeles Department of
                                                      -------------------------
Water and Power ex rel. Armenta v. James Jones Co., et al., further described in
---------------------------------------------------------
Schedule VI hereto.

1.              Agency Fee Letter. An executed copy of the letter agreement
                -----------------
dated as of October 18, 1999 between the Company and the Agent in respect of the agency fee.

1.              Other Documents. Such other documents as the Agent or special
                ---------------
New York counsel to the Agent may reasonably request.

The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment or delivery by the Company of such fees and other consideration as the Company shall have agreed to pay to any Lender or an affiliate thereof or the Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Mayer, Brown & Platt, special New York counsel to the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes and the other Basic Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

A.                      Initial and Subsequent Extensions of Credit. The
                        -------------------------------------------
obligation of any Lender to make any Loan (including such Lender's initial Loan) or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit hereunder is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof: (a) no Default shall have occurred and be continuing; and
(b) the representations and warranties made by the Company in Section 8 hereof, and by each Obligor in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Each notice of borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Company otherwise notifies the Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).


I.                      Section Representations and Warranties. The Company
                                ------------------------------
represents and warrants to the Agent and the Lenders that:

A.                      Corporate Existence. Each of the Company and its
                        -------------------
Subsidiaries (other than any Immaterial Subsidiaries): (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

A.              Financial Condition. The Company has heretofore furnished to the
                -------------------
Agent the audited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1999 and the related audited consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended on each said date. All such financial statements are complete and correct and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year on each said date, all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Except as set forth on Schedule V, neither the Company nor any of its respective Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since June 30, 1999, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

B.              Litigation. Except as set forth on Schedule VI, there are no
                ----------
legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect.

A.              No Breach.
                ---------

     (a) None of the execution and delivery of this Agreement, the Notes, the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a material default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

     (b) None of the execution and delivery of any of the agreements in respect of the Transaction, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will (x) conflict with or result in a breach of, or require any consent under, the charter or by-laws of any Obligor, or (y) except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect, conflict with or result in a breach of, or require any consent under, any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or (z) except where the same could not reasonably be expected to have a Material Adverse Effect, constitute a material default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

A.              Action. Each Obligor has all necessary corporate power,
                ------
authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents and each agreement in respect of the Transaction to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents and each agreement in respect of the Transaction to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Basic Documents and each agreement in respect of the Transaction to which it is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights.

A.              Approvals. No authorizations, approvals or consents of, and no
                ---------
filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, which have not been obtained are necessary for the execution, delivery or performance by any Obligor of the Basic Documents and each agreement in respect of the Transaction to which it is a party or for the legality, validity or enforceability hereof or thereof.

A.              Use of Credit. Neither of the Company nor any of its
                -------------
Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

A.              ERISA. Each Plan, and, to the knowledge of the Company, each
                -----
Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which the Company would be, and the consummation of the Transaction will not cause the Company to be, under an obligation to furnish a report to the Lenders under Section 9.01(e) hereof.

A.              Taxes. Immediately following completion of the Transaction, the
                -----
Company and its Subsidiaries (excluding Foreign Subsidiaries) will be members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Company will be the "common parent" (within the meaning of Section 1504 of the Code) of such group. There is no tax sharing, tax allocation or similar agreement currently in effect providing for the manner in which tax payments owing by the members of such affiliated group (whether in respect of Federal or state income or other taxes) are allocated among the members of the group. The Company and its Subsidiaries have filed (either directly, or indirectly through the Company or Watts Industries, Inc., which has filed returns and paid all taxes due on the Company's behalf prior to the completion of the Transaction) all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through the Company or Watts Industries, Inc., which has filed returns and paid all taxes due on the Company's behalf prior to the completion of the Transaction) all taxes due pursuant to such returns or pursuant to any assessment received by the Company or by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company adequate. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign taxes or other impositions.

A.              Investment Company Act. Neither the Company nor any of its
                ----------------------
Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

A.              Public Utility Holding Company Act. Neither the Company nor any
                ----------------------------------
of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

A.              Material Agreements and Liens.
                -----------------------------

1. Part A of Schedule I hereto includes a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries (other than any Immaterial Subsidiary), in each case in respect of Indebtedness not less than $1,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said
Schedule I. Part A of Schedule I hereto also includes a list of all principal agreements evidencing or documenting the Transaction.

1. Part B of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person and covering any Property of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary), and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule I.

A.              Environmental Matters. Each of the Company and its Subsidiaries
                ---------------------
has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as conducted, giving effect to the consummation of the Transaction, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with applicable Environmental Laws and any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that such failure to have a permit, license or authorization in full force and effect or such failure to comply with applicable Environmental Laws would not (either individually or in the aggregate) have a Material Adverse Effect.

        In addition, except as set forth in Schedule II hereto (and except, in the case of clauses (a) through (f) below, with respect to any Immaterial Subsidiary):

1. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Company or any of its Subsidiaries, no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Company or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Company or any of its Subsidiaries, in each case, to the extent that the same could reasonably be expected to have a Material Adverse Effect.

1. Neither the Company nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and (except to the extent in material compliance with applicable Environmental Laws)

a) no polychlorinated biphenyls (PCB's) are present at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

a) no asbestos or asbestos-containing materials are present at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

a) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries; and

a) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order.

1. Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive
                                            ---
Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental
  ------
Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. (S) 300.5 ("CERCLIS"), or on
                                                             -------
any similar state or local list or that is the subject of Federal, state or local enforcement actions.

1. No written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no site or facility owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

1. No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, and, to the knowledge of the Company or any of its Subsidiaries, no government action has been taken or is in process that could subject any such site or facility to such Liens and neither the Company nor any of its Subsidiaries has been required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

1. All environmental site assessments and investigations conducted by or that are in the possession of the Company or any of its Subsidiaries concerning matters relevant to any site or facility owned, operated or leased by the Company or any of its Subsidiaries have been made available to the Lenders.

A.              Capitalization. The authorized capital stock of the Company
                --------------
immediately following completion of the Transaction will consist of an aggregate of 30,000,000 shares consisting of (i) 29,000,000 shares of common stock, par value $0.10 per share, of which 13,228,877 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable and (ii) 1,000,000 shares of preferred stock, of which no shares are duly and validly issued and outstanding. As of the date hereof, (x) except as set forth on
Schedule VII, there are no outstanding Equity Rights with respect to the Company and (y) except as set forth in Schedule VII, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company nor are there any outstanding obligations of the Company or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Company or any of its Subsidiaries.

A.              Subsidiaries, Etc.
                -----------------

1. Set forth in Part A of Schedule III hereto is a complete and correct list, as of the date hereof, of all of the Subsidiary Guarantors, together with, for each such Subsidiary Guarantor, (i) the jurisdiction of organization of such Subsidiary Guarantor, (ii) each Person holding ownership interests in such Subsidiary Guarantor and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary Guarantor represented by such ownership interests. Except as disclosed in Part A of Schedule III hereto, (x) each of the Obligors owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule III hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

1. Set forth in Part B of Schedule III hereto is a complete and correct list, as of the date of this Agreement, of all Investments (other than Investments disclosed in Part A of said Schedule III hereto) held by any of the Obligors in any Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule III hereto, each of the Obligors owns, free and clear of all Liens, all such Investments.

1. None of the Subsidiary Guarantors is, on the date of this Agreement, subject to any indenture, agreement, instrument or other arrangement of the type described in the last sentence of 9.19 hereof.

A.              Title to Assets. Immediately following completion of the
                ---------------
Transaction, the Company will own and have on the Closing Date good and marketable title (subject only to Liens permitted by Section 9.06 hereof) to the Properties shown to be owned in the most recent financial statements referred to in Section 8.02 hereof (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 9.05 hereof). Immediately following completion of the Transaction, the Company will own and have on the Closing Date good and marketable title to, and enjoys on the date hereof, and will enjoy on the Closing Date, peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 9.06 hereof) that are materially necessary for the operation and conduct of its businesses.

A.              True and Complete Disclosure. This Agreement (with exhibits and
                ----------------------------
schedules) and the Registration Statement, together with the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Obligors to the Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, on the date as of which such information is stated or certified; provided, however, that the
                                               --------  -------
Company makes no representation as to any financial projections other than that such projections have been made in good faith and on reasonable assumptions, have been accurately calculated and have not been delivered with the intent to misinform or mislead and are estimates and not a guaranty of actual results. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

A.              Real Property. Set forth on Schedule IV attached hereto is a
                -------------
list, as of the Closing Date, of all of the real property interests held by the Company and its Subsidiaries (other than any Immaterial Subsidiary), indicating in each case whether the respective Property is owned or leased, the identity of the owner or lessee and the location of the respective Property.

A.              Year 2000. Each Obligor has reviewed the areas within its
                ---------
business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by such Obligor may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program and to the knowledge of each Obligor's respective management, the Year 2000 Problem could not reasonably be expected to have a Material Adverse Effect on the Company.

I.              Section Covenants of the Company. The Company covenants and
                        ------------------------
agrees with the Lenders and the Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

A.              Financial Statements Etc. The Company shall deliver to the
                -------------------------
Agent:

1. as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Company, consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by (i) a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries, and said financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) and (ii) a certificate in the form of Exhibit D hereto;

1. as soon as available and in any event within 120 days after the end of each fiscal year of the Company, audited consolidated and consolidating statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year and the related audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied by (x) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and (y) a certificate of a senior financial officer of the Company with a list of the Immaterial Subsidiaries as at the end of such fiscal year and setting forth the calculations demonstrating that such Immaterial Subsidiaries comply with the definition of "Immaterial Subsidiaries" in Section 1.01 hereof;

1. promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

2. as soon as possible, and in any event at least ten Business Days prior to the first day of each fiscal year of the Company, a report of the Company's budgeted expenditures and revenues for such fiscal year;

1. as soon as possible, and in any event within 30 days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

a) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure
                                                         --------
to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

a) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Company or an ERISA Affiliate to terminate any Plan;

a) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

a) the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

a) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

a) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

1. promptly after the Company knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto; and

1. from time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Agent (for itself or at the request of any Lender) may reasonably request.

The Company will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the

Company has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.09, 9.10, 9.11, 9.12, 9.13 and 9.14 hereof as of the end of the respective quarterly fiscal period or fiscal year.

A.         Litigation. The Company will give to the Agent prompt notice of all
           ----------
legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will give to the Agent prompt notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Company or any of its Subsidiaries, other than any Environmental Claim that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

A.         Existence, Etc. The Company will, and will cause each of its
           --------------
Subsidiaries (other than, in the case of clauses (a) through (e) below, any Immaterial Subsidiaries) to:

1. preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section
9.05 hereof);

1. comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

1. pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

1. maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as could not reasonably be expected to have a Material Adverse Effect;

1. keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and
2. permit representatives of the Agent (for itself or at the request of any Lender), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent and in any event no more than three times per year (provided that no such restriction shall apply when an Event of Default exists and is continuing).

A.         Insurance. The Company will, and will cause each of its Subsidiaries
           ---------
(other than any Immaterial Subsidiary) to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations. On or before the Closing Date, the Company will deliver to the Agent certificates of insurance reasonably satisfactory to the Agent evidencing the existence of all insurance required to be maintained by the Company hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the December 31 falling at least six months after the date hereof, subject only to the payment of premiums as they become due. Thereafter, on each November 15 in each year (commencing with the November 15, 2000), the Company will deliver to the Agent certificates of insurance evidencing that all insurance required to be maintained by the Company hereunder will be in effect through the December 31 of the calendar year following the calendar year of the current November 15, subject only to the payment of premiums as they become due.

A.         Prohibition of Fundamental Changes.
           ----------------------------------

1. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, that

a) any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other such Subsidiary that is not a Foreign Subsidiary, provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation; and

a) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Subsidiary of the Company that is not a Foreign Subsidiary;

a) the Company or any Subsidiary of the Company may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Company, the Company is the surviving corporation and, in any other case, the surviving corporation is a Wholly Owned Subsidiary of the Company that is not a Foreign Subsidiary and (ii) after giving effect thereto no Default would exist hereunder; and

        (iv) any Immaterial Subsidiary may be dissolved or wound up.

1. The Company will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for the following:

a) purchases of inventory and other Property to be sold or used in the ordinary course of business,

a)      Investments permitted under Section 9.08 hereof,

a)      Capital Expenditures permitted under Section 9.14 hereof, and

a) acquisitions of all of the capital stock or other equity interests of a Person, or all or substantially all of the assets of a Person or a division of a Person, in the business of designing, manufacturing or distributing fluid control components, valves and related products and services for use in fluid-control systems; so long as, (A) both immediately prior to such acquisition and after giving effect thereto no Default shall be continuing, and
(B) the Company shall have delivered to the Agent a Compliance Certificate, showing to the satisfaction of the Agent on a pro forma basis (giving effect to the cost and any increased cash flow of such acquisition, but disregarding any gains on extraordinary or nonrecurring items, synergies or other savings arising from such acquisition) compliance with the provisions of Sections 9.10, 9.11,
9.12 and 9.13 hereof for the period of four fiscal quarters most recently ended prior to the date of such acquisition.

1. The Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Company and its Subsidiaries shall not have a fair market value in excess of $5,000,000, (ii) any inventory or other Property sold or disposed of in the ordinary course of business and on ordinary business terms, (iii) the Spartenburg Disposition and (iv) other dispositions so long as the aggregate fair market value of all Property disposed of pursuant to this
Section 9.05(c)(iv) does not exceed $5,000,000).

A.         Limitation on Liens. The Company will not, nor will it permit any of
           -------------------
its Subsidiaries (other than any Immaterial Subsidiary) to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

1. Liens in existence on the date hereof and listed in Part B of Schedule I hereto (excluding, however, following the making of the initial Loans hereunder, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on said Schedule I);

1. Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

1. carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under
Section 10(h) hereof;

1. pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

1. deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

1. easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

1. Liens on Property of any corporation that becomes a Subsidiary of the Company after the date of this Agreement, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Company and were not created in anticipation thereof;

1. Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to
                                --------
or cover any Property of the Company or such Subsidiary other than the Property so acquired and improvements thereon and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property at the time it was acquired (by purchase, construction or otherwise); and

1. additional Liens upon real and/or personal Property created after the date hereof, provided that the aggregate Indebtedness secured thereby and
             --------
incurred on and after the date hereof shall not exceed $10,000,000 in the aggregate at any one time outstanding.

A.         Indebtedness. The Company will not, nor will it permit any of its
           ------------
Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

1.      Indebtedness to the Lenders hereunder;

1.      Indebtedness outstanding on the date hereof and listed in Part A of
Schedule I hereto (excluding, however, following the making of the initial Loans hereunder, the Indebtedness to be repaid with the proceeds of such Loans, as indicated on said Schedule I);

1. Indebtedness of Subsidiaries of the Company to the Company or to other Subsidiaries of the Company;

1. additional Indebtedness of the Company and its Subsidiaries (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under Sections 9.06(h) or 9.06(i) hereof) up to but not exceeding $10,000,000 at any one time outstanding; and

1.      Indebtedness under the Senior Notes.

A.         Investments. The Company will not, nor will it permit any of its
           -----------
Subsidiaries to, make or permit to remain outstanding any Investments except:

1.      Investments outstanding on the date hereof and identified in Part B of
Schedule III hereto;

1.      operating deposit accounts with lenders;

1.      Permitted Investments;

1. Investments by the Company and its Subsidiaries in capital stock of Subsidiaries of the Company to the extent outstanding on the date of the financial statements of the Company and its Subsidiaries referred to in Section
8.02 hereof and advances by the Company and its Subsidiaries to (i) Subsidiaries of the Company that are not Foreign Subsidiaries in the ordinary course of business and (ii) Foreign Subsidiaries so long as the amount of such advances by the Company to its Foreign Subsidiaries shall not exceed $10,000,000 in the aggregate at any one time;

1.      Interest Rate Protection Agreements;

1. additional Investments up to but not exceeding $5,000,000 in the aggregate; and

1. acquisitions permitted under Section 9.05(b)(z) hereof and financed with Indebtedness hereunder.

A.         Dividend Payments and Other Restricted Payments. The Company will
           -----------------------------------------------
not, nor will it permit any of its Subsidiaries to, declare or make any Dividend Payment at any time, except that the Company may declare and make Dividend Payments in cash, subject to the satisfaction of each of the following conditions on the date of such Dividend Payment and after giving effect thereto:

a)      no Default shall have occurred and be continuing;

a) the aggregate amount of Dividend Payments made during the period commencing on the Closing Date and ending on and including the last day of, the fiscal quarter most recently ended prior to the date of such Dividend Payment shall not exceed an amount equal to 50% of consolidated net income of the Company and its Subsidiaries for such period (treated for these purposes as a single accounting period); and

a) the Company shall have delivered to each Lender, at least ten Business Days (but not more than twenty Business Days) prior to the date of the proposed Dividend Payment, a certificate of the chief financial officer of the Company setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate.

A.         Leverage Ratio. The Company will not permit the Leverage Ratio as at
           --------------
the last day for any fiscal quarter of the Company to exceed 3.50 to 1; provided
                                                                        --------
that if, during any such fiscal quarter, the Borrower or any of its Subsidiaries shall have made one or more acquisitions pursuant to Section 9.05(b)(iv), EBITDA for such fiscal quarter (for purposes of the calculation of the Leverage Ratio only) shall be calculated on a pro forma basis as if each such
                               --- -----
acquisition had been made on the first day of such fiscal quarter, giving pro forma effect to such acquisition to the extent permitted under Section 9.05(b)(iv).

A.         Net Worth. The Company will not permit Net Worth as at the last day
           ---------
of any fiscal quarter of the Company to be less than the sum of (a) $160,000,000 plus (b) 50% of Net Income for each fiscal quarter of the Company ending after the Closing Date for which Net Income is a positive number.

A.         Interest Coverage Ratio. The Company will not permit the Interest
           -----------------------
Coverage Ratio as at the last day of any fiscal quarter of the Company to be less than 2.50 to 1.

A.         Fixed Charges Coverage Ratio. The Company will not permit the Fixed
           ----------------------------
Charges Coverage Ratio as at the last day of any fiscal quarter of the Company to be less than 1.50 to 1.

A.         Capital Expenditures. The Company will not permit the aggregate
           --------------------
amount of Capital Expenditures by the Company and its Subsidiaries in any fiscal year of the Company to exceed an amount equal to 3% of the consolidated net revenues of the Company and its Subsidiaries for such fiscal year.

A.         Interest Rate Protection Agreements. The Company will within 180 days
           -----------------------------------
of the Closing Date and at all times thereafter maintain in full force and effect one or more Interest Rate Protection Agreements with respect to at least 50% of the sum of (a) the aggregate principal amount of all Loans and (b) the aggregate principal amount of all Indebtedness under the Senior Notes, in each case on terms and conditions reasonably satisfactory to the Agent.

A.         Lines of Business. Neither the Company nor any of its Subsidiaries
           -----------------
will engage to any substantial extent in any line or lines of business activity other than the business of manufacturing, distributing and selling values and related products, except as otherwise permitted under Section 9.05(b)(z).

A.         Transaction with Affiliates. Except as expressly permitted by this
           ---------------------------
Agreement and except for the Transaction, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a
            --------
director, officer or employee of the Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity, (y) the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate) if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate and (z) agreements between the Company and Watts Industries, Inc. (and its affiliates) to the extent identified on Schedule VIII, shall not be prohibited by this Section.

A.         Use of Proceeds. The Company will use the proceeds of the Loans
           ---------------
hereunder solely to recapitalize the Company in connection with the Transaction and to finance capital expenditures and for working capital purposes (in compliance with all applicable legal and regulatory requirements); provided that neither the Agent
                                               --------
nor any Lender shall have any responsibility as to the use of any of such proceeds.

A.         Certain Obligations. The Company will, and will cause each of its
           -------------------
Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary. The Company will not, and will not permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property.

A.         Additional Subsidiary Guarantors. The Company will take such action,
           --------------------------------
and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Company (other than Foreign Subsidiaries) are Subsidiary Guarantors and, thereby, "Obligors"
                                                               --------
hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Subsidiary (other than Foreign Subsidiaries), the Company or the respective Subsidiary will cause such new Subsidiary to become a "Subsidiary Guarantor" (and, thereby, an
                                       --------------------
"Obligor") hereunder pursuant to a written instrument in form and substance
 -------
satisfactory to each Lender and the Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to
Section 7.01 hereof upon the Closing Date or as the Agent shall have requested.

A.         Modifications of Material Agreements. The Company will not, nor will
           ------------------------------------
it permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any Material Agreement, which modification, supplement or waiver is materially adverse to the interests of any Lender, without the prior consent of the Agent (with the approval of the Majority Lenders).

A.         Post-closing Collateral. If, by the 15th day after the Closing Date,
           -----------------------
a letter from a rating agency described in Section 7.01(m), and assigned the minimum rating set forth in said Section, has not been delivered to the Agent, the Company and its Subsidiaries shall promptly (and in any event within five Business Days) enter into documentation reasonably satisfactory to the Majority Lenders, and do such other acts and things as may be required, to provide (subject to Permitted Liens) a first priority perfected Lien over substantially all of the Property of the Obligors (other than the Obligors that are Foreign Subsidiaries) as collateral security for the obligations of the Company under this Agreement and the Notes, and as collateral security for the First Union Indebtedness on a pari passu basis, including (without limitation) executing appropriate security and pledge agreements, delivering for filing appropriate Uniform Commercial Code Financing Statements, delivery to the Agent of the certificates representing the capital stock of all of the Subsidiaries of the Company, and obtaining policies of mortgagee's title insurance with respect to all of the real property of the Obligors. Likewise, if at any time the Lenders take collateral security for the obligations of the Company and the Subsidiary Guarantors under this Agreement, such collateral shall also secure the First Union Indebtedness on a pari passu basis.

I.         Section Events of Default. If one or more of the following events
           -------------------------
(herein called "Events of Default") shall occur and be continuing:

1. The Company shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory); or (ii) default in the payment of any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Basic Document when due and such default shall have continued unremedied for three or more days; or

1. The Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall default in the payment when due of any principal of or interest on any of its other Indebtedness of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) having a principal amount, individually or in the aggregate, in excess of $10,000,000, or in the payment when due of any amount under any Interest Rate Protection Agreement; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

1. Any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any the Company or any of its Subsidiaries, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

1. The Company shall default in the performance of any of its obligations under any of Sections 9.01, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10,
9.11, 9.12, 9.13, 9.14, 9.15 or 9.17 hereof, or the Company or any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Agent or any Lender (through the Agent); or

1. The Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

1. The Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts,
(v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

1. A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary), in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Person or of all or any substantial part of its Property, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall be entered in an involuntary case under the Bankruptcy Code; or

1. A final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Person shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

1. An event or condition specified in Section 9.01(f) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) have a Material Adverse Effect; or

1. A reasonable basis shall exist for the assertion against the Company or any of its Subsidiaries, or any predecessor in interest of the Company or any of its Subsidiaries or Affiliates, of (or there shall have been asserted against the Company or any of its Subsidiaries) an Environmental Claim that, in the judgment of the Majority Lenders is reasonably likely to be determined adversely to the Company or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Company or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

1.      A Change of Control shall occur;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, (A) the Agent may reject any request for borrowings hereunder and shall, by notice to the Company and at the direction of the Majority Lenders, terminate the Commitments and they shall thereupon terminate, and (B) the Agent may and, upon request of the Majority Lenders shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.


I.         Section The Agent.
                   ---------

A.         Appointment, Powers and Immunities. Each Lender hereby irrevocably
           ----------------------------------
appoints and authorizes the Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of
Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document, except as provided in
Section 11.03 hereof; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent shall promptly forward to the Lenders copies of all reports and notices received by it under Sections 9.01 and 9.02 hereof. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent, together with the consent of the Company to such assignment or transfer (to the extent provided in Section 12.06(b) hereof).

A.         Reliance by Agent. The Agent shall be entitled to rely upon any
           -----------------
certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.

As to any matters not expressly provided for by this Agreement or any other Basic Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by the Majority Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

A.         Defaults. The Agent shall not be deemed to have knowledge or notice
           --------
of the occurrence of a Default unless the Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided
                                                                      --------
that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

A.         Rights as a Lender. With respect to its Commitments and the Loans
           ------------------
made by it, ING (U.S.) Capital LLC (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. ING (U.S.) Capital LLC (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as the Agent, and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

A.         Indemnification. The Lenders agree to indemnify the Agent (to the
           ---------------
extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Company under said Section 12.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 12.03 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender
                                                        --------
shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

A.         Non-Reliance on Agent and Other Lenders. Each Lender agrees that it
           ---------------------------------------
has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Basic Document. The Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Agent or any of its affiliates.

A.         Failure to Act. Except for action expressly required of the Agent
           --------------
hereunder and under the other Basic Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

A.         Resignation or Removal of Agent. Subject to the appointment and
           -------------------------------
acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, that shall be a lender that has an office in New York, New York. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

A.         Consents under Other Basic Documents. Except as otherwise provided in
           ------------------------------------
Section 12.04 hereof with respect to this Agreement, the Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents.

I.                 Section Miscellaneous.
                           -------------

A.                 Waiver. No failure on the part of the Agent or any Lender to
                   ------
exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

            Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Obligors shall take all measures necessary for any such action or proceeding commenced by the Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any Obligor.

A.                 Notices. All notices, requests and other communications
                   -------
provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy), delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Company, in the case of any Guarantor); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

A.                 Expenses, Etc. The Company agrees to pay or reimburse each of
                   --------------
the Lenders and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown & Platt, special New York counsel to the Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the extension of credit hereunder,
(ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated) and (iii) the syndication of the Loans hereunder; (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein.

            The Company hereby agrees to indemnify the Agent and each Lender and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Agent to any Lender, whether or not the Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the foregoing, the Company will indemnify the Agent and each Lender and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Agent to any Lender, whether or not the Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) arising under any Environmental Law as a result of the past, present or future operations of the Company or any of its Subsidiaries (or any predecessor in interest to the Company or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Company or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials at or from any such site or facility as result of the past, present or future operations of the Company or any of its Subsidiaries (or any predecessor in interest to the Company or any of its Subsidiaries).

A.                 Amendments, Etc. Except as otherwise expressly provided in
                   ----------------
this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Lenders, or by the Company and the Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Agent acting with the consent of the Majority Lenders; provided that: (a) no
                                                           --------
modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Agent acting with the consent of all of the Lenders:
(i) increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the rights or obligations of the Company to prepay Loans, (vi) alter the terms of this Section 12.04 or (vii) modify the definition of the term "Majority Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(b) any modification or supplement of Section 11 hereof shall require the consent of the Agent; and (c) any modification or supplement of Section 6 hereof shall require the consent of each Guarantor. At any time when a Default exists or is continuing, no waiver or amendment that increases, or extends the term of, the Revolving Credit Commitments shall be effective without the written consent of Revolving Credit Lenders having more than 66 % of the sum of the aggregate amount of the Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, the aggregate unpaid principal amount of Revolving Credit Loans).

A.               Successors and Assigns. This Agreement shall be binding upon
                 ----------------------
and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

A.               Assignments and Participations.
                 ------------------------------

1. No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Agent.

1. Each Lender may assign any of its Loans, its Notes and its Commitments (but only with the consent, not to be unreasonably withheld, of the Agent and, so long as no Event of Default exists or is continuing, the Company); provided that (i) no such consent by the Company or the Agent shall be required
--------
in the case of any assignment to another Lender; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000; (iii) each such assignment by a Lender of its Revolving Credit Loans, Revolving Credit Note Revolving Credit Commitment shall be made in such manner so that the same portion of its Revolving Credit Loans, Revolving Credit Note and Revolving Credit Commitment is assigned to the respective assignee; and (iv) each such assignment by a Lender of its Term Loans or Term Loan Commitment shall be made in such manner so that the same portion of its Term Loans and Term Loan Commitment is assigned to the respective assignee. Upon execution and delivery by the assignee to the Company and the Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment(s) and Loans specified in such instrument, and upon consent thereto by the Company and the Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s) and Loans (or portions thereof) assigned to it (in addition to the Commitment(s) and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. No such assignment shall be effective unless and until the assignee Lender shall pay the Agent an assignment fee of $3,500.

2. A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant")
                                                                  -----------
shall be entitled to the rights and benefits of the provisions of Section 9.01(g) hereof with respect to its participation in such Loans and Commitments as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of said Section, but, except as otherwise provided in Section 4.07(c) hereof, shall not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under Section 5 hereof in respect of Loans and Commitments held by it, and its Commitments, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and Commitments, and as if such Lender were funding each of such Loan and Commitments in the same way that it is funding the portion of such Loan and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's related Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Company to prepay the related Loans.

1. In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may (without notice to the Company, the Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Lender as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Lender and (ii) assign all or any portion of its rights under this Agreement and its Loans and its Notes to an affiliate. No such assignment shall release the assigning Lender from its obligations hereunder.

1. A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.12(b) hereof.

1. Anything in this Section 12.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

A.              Survival. The obligations of the Company under Sections 5.01,
                --------
5.05, and 12.03 hereof, the obligations of each Guarantor under Section 6.03 hereof, and the obligations of the Lenders under Section 11.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit hereunder, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

B.              Captions. The table of contents and captions and section
                --------
headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

A.              Counterparts. This Agreement may be executed in any number of
                ------------
counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

A.              Governing Law; Submission to Jurisdiction. This Agreement and
                -----------------------------------------
the Notes shall be governed by, and construed in accordance with, the law of the State of New York without regard to New York conflicts of laws principles. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

A.              Waiver of Jury Trial. EACH OF THE OBLIGORS, THE AGENT AND THE
                --------------------
LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

A.              Treatment of Certain Information; Confidentiality.
                -------------------------------------------------

1. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Company hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of clause (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

1. Each Lender and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Agent, provided that nothing herein shall limit the disclosure of
                      --------
any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any other Lender (or to ING Barings LLC, (v) in connection with any litigation to which any one or more of the Lenders or the Agent is a party in connection with the Basic Documents or the Transaction, (vi) to a subsidiary or affiliate of such Lender as provided in clause (a) above or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit D hereto; provided, further, that (x) unless specifically prohibited by
                  --------  -------
applicable law or court order, each Lender and the Agent shall, prior to disclosure thereof, notify the Company of any request for disclosure of any such non-public information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process and (y) in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Company. The obligations of each Lender under this Section 12.12 shall supersede and replace the obligations of such Lender under the confidentiality letter in respect of this financing signed and delivered by such Lender to the Company prior to the date hereof; in addition, the obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit E hereto shall be superseded by this Section 12.12 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 12.06 hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                            CIRCOR INTERNATIONAL, INC.


                                            By /s/ David A. Bloss, Sr.
                                                 Name: David A. Bloss, Sr.
                                                 Title: President


                                            Address for Notices:
                                            CIRCOR International, Inc.
                                            35 Corporate Drive
                                            Burlington, MA 01803
                                            Attention: Corporate Secretary

                                            Telecopier No.:

                                            Telephone No.: (781) 273-6266

                              SUBSIDIARY GUARANTORS
                              ---------------------

                                  CIRCOR, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  CIRCOR IP HOLDING CO.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  CIRCLE SEAL CONTROLS, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  CIRCLE SEAL CORPORATION


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  GO REGULATOR, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President

                                  HOKE, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  KF INDUSTRIES, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  KF SALES CORPORATION


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  LESLIE CONTROLS, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President



                                  SPENCE ENGINEERING COMPANY, INC.


                                  By /s/ David A. Bloss, Sr.
                                     Name: David A. Bloss, Sr.
                                     Title: President

                                             LENDERS
                                             -------

Revolving Credit Commitment                  ING (U.S.) CAPITAL LLC
---------------------------
$17,000,000.00

Term Loan Commitment
--------------------
$35,000,000.00                               By: /s/ Gerlach Jacobs
                                                -------------------------------
                                                Name: Gerlach Jacobs
                                                Title: Director



                                             Lending Office for Base Rate Loans:
                                             55 East 52nd Street
                                             New York, NY 10022

                                             Lending Office for Loans other than
                                             Base Rate Loans:
                                             55 East 52nd Street
                                             New York, NY 10022


                                             Address for Notices:
                                             135 East 57th Street
                                             New York, NY 10022


                                             Attention: Tina Wong

                                             Telecopier No.: 212-750-8934

                                             Telephone No.: 212-409-1934


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

Revolving Credit Commitment             BANKBOSTON, N.A.
---------------------------
$17,000,000.00


                                        By /s/ Fred Myers
                                           ---------------------
                                           Name: Fred Myers
                                           Title: Vice President



                                        Lending Office for Base Rate Loans:
                                        100 Federal Street
                                        Boston, MA 02110

                                        Lending Office for Loans other than
                                        Base Rate Loans:
                                        100 Federal Street
                                        Boston, MA 02110



                                        Address for Notices:
                                        100 Federal Street
                                        Boston, MA 02110



                                        Attention: Ruth Barragan

                                        Telecopier No.: 617-434-0601

                                        Telephone No.: 617-434-2801

Revolving Credit Commitment                BROWN BROTHERS HARRIMAN & CO.
---------------------------
$10,000,000.00
                                           By /s/ Louise Coughlan
                                              ---------------------
                                              Name: Louise Coughlan
                                              Title: Manager



                                           Lending Office for Base Rate Loans:
                                           40 Water Street
                                           Boston, MA 02109

                                           Lending Office for Loans other than
                                           Base Rate Loans:
                                           40 Water Street
                                           Boston, MA 02109



                                           Address for Notices:
                                           40 Water Street
                                           Boston, MA 02109


                                           Attention: Andrea Ronchetti

                                           Telecopier No.: 617-772-1138

                                           Telephone No: 617-772-1136

Revolving Credit Commitment            FIRST UNION NATIONAL BANK
---------------------------
$17,000,000.00
                                       By /s/ David Hauglid
                                          -------------------
                                          Name: David Hauglid
                                          Title: Vice President



                                       Lending Office for Base Rate Loans:
                                       201 South College Street
                                       TW-5
                                       Charlotte, NC 28288

                                       Lending Office for Loans other than
                                       Base Rate Loans:
                                       201 South College Street
                                       TW-5
                                       Charlotte, NC 28288




                                       Address for Notices:
                                       201 South College Street
                                       Charlotte Plaza-24
                                       Charlotte, NC 28288

                                       Attention: Lisa Van Note


                                       Telecopier No.: 704-374-2802

                                       Telephone No.: 704-374-4282

Revolving Credit Commitment              CITIZENS BANK OF MASSACHUSETTS
---------------------------

$14,000,000.00
                                         By   /s/ Daniel Gillette
                                              ---------------------
                                              Name: Daniel Gillette
                                              Title: Vice-President



                                         Lending Office for Base Rate Loans:
                                         28 State Street
                                         Boston, MA 02109

                                         Lending Office for Loans other than
                                         Base Rate Loans:
                                         28 State Street
                                         Boston, MA 02109


                                         Address for Notices:
                                         1 Citizens Drive
                                         Riverside, RI 02915


                                         Attention: Xiamara Cabrera


                                         Telecopier No.: 401-282-4629

                                         Telephone No.: 401-456-7613

                                    ING (U.S.) CAPITAL LLC
                                         as Agent


                                    By   /s/ Gerlach Jacobs
                                         --------------------
                                         Name: Gerlach Jacobs
                                         Title: Director





                                    Address for Notices to ING as Agent:

                                    135 East 57th Street
                                    New York, NY 10022


                                    Attention: Tina Wong

                                    Telecopier No.: 212-750-8934

                                    Telephone No.: 212-409-1934


                                    Payment Instructions:
                                    Pay to: The Chase Manhattan Bank
                                    ABA No.: 021-000-021
                                    Account of: ING (U.S.) Capital Corporation
                                    Account No.: 930-1035763
                                    Reference: CIRCOR International
                                    Attention: Tina Wong